PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated July 1, 2008)	Registration Statement No. 333-151775

CapLease, Inc.

This prospectus supplement no. 1 supplements and amends the prospectus dated July 1, 2008 relating to the resale from time to time of shares of our common stock issuable upon redemption of units of limited partnership interest in our operating partnership, Caplease, LP.

You should read this prospectus supplement in conjunction with the prospectus dated July 1, 2008. This prospectus supplement updates information in the “Selling Stockholder” section of the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement may not be delivered or utilized without the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “LSE.” On September 8, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $8.46 per share.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read and consider the “Risk Factors” beginning on page 1 of the prospectus dated July 1, 2008 and in our periodic reports and other information that we file from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 9, 2008.

SELLING STOCKHOLDERS

We are adding an additional selling stockholder to the prospectus dated July 1, 2008 as a result of a transfer of units by the selling stockholder named in such prospectus. The selling stockholder table on page 6 of the prospectus dated July 1, 2008 is amended and restated to read as set forth below.

Name	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering(2)	Percentage of Shares Beneficially Owned After the Offering(2)
JDA Middletown Limited Partnership	156,026	*	156,026	0	*
Robert N. Wienner	107,131	*	107,131	0	*
TOTAL(3)	263,157	*	263,157	0	*

*	Less than one percent.

(1)
Based on a total of 44,865,560 shares of our common stock outstanding as of June 30, 2008. For purposes of computing the percentage of outstanding shares beneficially owned by each selling stockholder named above, the shares of common stock beneficially owned by such selling stockholder are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

(2)	Assumes the selling stockholder sells all of its shares of our common stock offered pursuant to the prospectus.

(3)	Transferees, successors and donees of the selling stockholder will not be able to use the prospectus for resales until they are named in the selling stockholder table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from the holder named in the prospectus after the effective date of the prospectus.